Exhibit 99.1
Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark CEO, Paul Curlander, to retire; Paul Rooke named successor

Curlander named executive chairman in a planned transition

LEXINGTON, Ky., Oct. 26, 2010 – Lexmark International, Inc. (NYSE: LXK) announced that Paul J. Curlander, chairman and chief executive officer, plans to retire in the spring of 2011. As part of a planned management succession process, Curlander will assume the role of executive chairman, effective today. Curlander has led the company as CEO for the past 12 years.

The Lexmark Board of Directors has appointed Paul Rooke as the company’s president and chief executive officer, succeeding Curlander. The Board of Directors also elected Rooke as a director of the company.

Curlander, 57, will continue as chairman of the Board of Directors. In his role as executive chairman, he will assist with the leadership transition, and Perceptive Software will continue to report to him. Curlander plans to retire from the Board of Directors and as executive chairman in the spring of 2011. Curlander served in various engineering and management positions in IBM for 17 years before joining Lexmark at its spinoff from IBM almost 20 years ago in March 1991.

“The Board would like to express its sincere gratitude and appreciation to Paul for the many contributions he has made as CEO,” said Jean-Paul L. Montupet, presiding director of Lexmark. “Under Paul’s leadership Lexmark has established itself as a world leader in imaging products, solutions and services.”

Rooke, 52, has been with the company since its formation and served most recently as the executive vice president and president of the company’s Imaging Solutions Division since July 2007. From 2002 to July 2007, Rooke served as executive vice president and president of the Printing Solutions and Services Division.

“Paul Rooke and I have worked closely together since the formation of Lexmark,” said Curlander. “He has been involved in all aspects of our operations and in the formulation of our key business strategies. I have great confidence in Paul and his ability to lead Lexmark forward.”

“I am honored to follow Paul as CEO,” said Rooke. “His vision, leadership, and strong focus on building Lexmark’s portfolio of technology, products, solutions, services and software have positioned Lexmark as a much stronger company with a broad set of capabilities.”

Rooke added, “I am excited about leading Lexmark forward at a time when the industry and our customers are moving even faster to products, software and services that provide solutions to key business problems and processes. I believe there is great opportunity in the marketplace for Lexmark to differentiate itself, and I am committed to creating value for our customers and our investors.”

Rooke, Curlander and John Gamble, Lexmark executive vice president and chief financial officer, will all participate in the earnings release conference call scheduled for today, Oct. 26, at 8:30 a.m. EDT. The live audio broadcast can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. A replay will be available on the investor relations website shortly after the call.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help them to be more productive. In 2009, Lexmark sold products in more than 170 countries and reported approximately $4.0 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

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